UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
April 10, 2008 (April 6, 2008)

Commission File Number:   001-13901

AMERIS BANCORP
(Exact name of registrant as specified in its charter)

GEORGIA	58-1456434
(State of incorporation)	(IRS Employer ID No.)

24 SECOND AVE., SE MOULTRIE, GA 31768
(Address of principal executive offices)

(229) 890-1111
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Eugene M. Vereen, Jr., a director of Ameris Bancorp (the “Company”) since 1981, died on April 6, 2008, at Woodlands Living Center in Moultrie, Georgia, at the age of 87.  His business ventures were many, including the establishment of Ameris Bank, a $2 billion financial institution with 650 employees in four southeastern states.  Mr. Vereen served with distinction in several roles at the Company, including that of Chairman of the Board from 1981 to 1995 and Chief Executive Officer from 1981 to 1994.  Mr. Vereen had also served as a director of Ameris Bank since 1971 and as Chairman of the Board Emeritus of the Company and as President Emeritus of Ameris Bank until his death.  Mr. Vereen was very active locally in the First Presbyterian Church, Moultrie Chamber of Commerce, United Way, Rotary and YMCA.  His benevolence in personal and business dealings influenced many in surrounding communities as well.

"Our Company and our Community is saddened with the loss Mr. Gene, a dear friend to many people and a widely respected businessman.  Mr. Gene’s passion for Ameris Bank was rooted in the founding of our Company in 1971 when he, along with others, set out to create a ‘bank of the people’.  His entrepreneurial spirit set the foundation for our community-based banking style and his core values helped guide our efforts as we succeeded over the years.  He leaves behind a legacy that we are honored to uphold," stated Edwin W. Hortman, Jr., President and CEO of Ameris Bancorp and Ameris Bank.

 Mr. Vereen was a 1941 graduate of Davidson College in North Carolina where he was a member of Phi Delta Theta fraternity.  After graduation, he was employed at Courts & Company, an investment banking and stock brokerage firm in Atlanta.  In 1942, he joined the U.S. Navy where he earned the rank of lieutenant commander, serving two years as the executive officer on the USS Shoshone.  Mr. Vereen served as Chairman of the Board of Moultrie Insurance Agency from 1951 until its sale in 1983 and was Chairman and director of M.I.A., Co., an investment company.

The Board of Directors of the Company has made no decision as to when the resulting vacancy on the Board will be filled.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERIS BANCORP

By:
Edwin W. Hortman, Jr.,
President and Chief Executive Officer

Dated:  April 10, 2008